Exhibit 99.1

TICKETMASTER ENTERTAINMENT, INC. REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

WEST HOLLYWOOD, Calif., August 13, 2009 - Ticketmaster Entertainment, Inc. (“Ticketmaster Entertainment” or the “Company”) (NASDAQ: TKTM), the world’s leading live entertainment ticketing and marketing company, today announced financial results for its second quarter ended June 30, 2009. Revenues for the second quarter were $355.1 million, 7% lower than the prior-year quarter. Ticketing revenues for the second quarter were $311.9 million, down 18% versus the prior-year quarter. Adjusted EBITDA was $56.3 million for the second quarter ended June 30, 2009 compared to $70.2 million for the second quarter ended June 30, 2008. The decline in Adjusted EBITDA was a result of ticketing volume declines, merger expenses related to the pending merger (the “Merger”) with Live Nation, Inc. (“Live Nation”), public company expenses and foreign exchange volatility. Excluding the costs incurred in connection with the Merger, Adjusted EBITDA was $64.8 million, Adjusted net income attributable to Ticketmaster Entertainment, Inc. was $11.7 million and Adjusted earnings per share was $0.20. Free Cash Flow in the second quarter of 2009 was $41.5 million, compared to $5.6 million of Free Cash Flow in the second quarter of 2008.

“We are making excellent progress in executing on our vision of enhancing the entertainment experience by providing better tools, information and services to ticket buyers,” said Irving Azoff, Ticketmaster Entertainment CEO.  “The Ticketmaster and Front Line businesses are coming together well, and we’re seeing both the artists and consumers we serve beginning to embrace innovations like paperless ticketing and all-in pricing.  Of course we’re moving forward on these initiatives during a tough economy and that creates its challenges, but our results show we are balancing these investments in our capabilities and services with good cost management.”

Financial and Operating Metrics Summary

	Three Months Ended June 30,
	2009	2008	% Change
	(In millions, except per share data)
Revenue	$355.1	$382.4	(7)%
Gross profit	134.2	133.8	NM
Adjusted EBITDA (1)	56.3	70.2	(20)%
Operating income	15.0	40.2	(63)%
Net income attributable to Ticketmaster Entertainment, Inc.	$6.9	$23.0	(70)%
Diluted earnings per share (2)	$0.12	$0.41	(71)%
Adjusted net income attributable to Ticketmaster Entertainment, Inc. (1)	$11.7	$23.0	(49)%
Adjusted earnings per share (1) (2)	$0.20	$0.41	(51)%
Free Cash Flow (1)	41.5	5.6	641%
Operating Metrics (3)
Number of tickets sold	31.7	35.7	(11)%
Gross value of tickets sold	$1,939.8	$2,391.2	(19)%

(1)   Adjusted EBITDA, Free Cash Flow, Adjusted net income attributable to Ticketmaster Entertainment, Inc. and Adjusted earnings per share are supplemental financial measures.  Please see reconciliations of these supplemental financial measures at the end of this release.

(2)   For the three months ended June 30, 2008, we computed diluted earnings per share using the number of shares of common stock outstanding immediately following the spin-off of Ticketmaster Entertainment from IAC/InterActiveCorp in August 2008, as if such shares were outstanding for the entire period.

(3)   The number and gross value of tickets sold are inclusive of primary and secondary tickets.

Quarterly Business Highlights

•                  In April, Ticketmaster and RIM’s BlackBerry®, the official smartphone of Ticketmaster, launched the first mobile e-commerce application on BlackBerry App World™. While providing fans with convenient ‘on the go’ access to easily browse and search through thousands of live entertainment events and purchase tickets directly from their BlackBerry® smartphones, it creates a new sales channel and point of contact with consumers.

•                  In May, England’s Plymouth Argyle Football Club and Queens Park Rangers Football signed new multi-year agreements with the Company.

•                  In June, tickets went on sale for the Miley Cyrus 2009 North American Tour, the first arena tour to exclusively utilize Ticketmaster’s paperless ticketing technology, where a fan’s ticket is stored on the credit card they use to purchase their tickets and becomes their entry into the event. Paperless Tickets help ensure fans have secure and convenient access to event tickets at the artist’s initially stated ticket sale price.

•                  A multi-year global ticketing agreement was signed with Feld Entertainment, extending upon the companies’ more than three decades long association. During the first year of the new agreement, the companies expect to ramp-up sales for more than 6.5 million fans in more than two dozen countries for Feld Entertainment’s top tier family and motor sports events including the iconic Ringling Bros. & Barnum and Bailey® Circus and Disney On Ice events. Ticketmaster will now oversee national and key international ticketing for Feld Entertainment’s newly established Feld Motor Sports events, which includes marquee brands Monster Jam® and the AMA Supercross motorcycle racing series.

•                  Ticketmaster powered the first sellout event at Cowboys Stadium, the groundbreaking new venue in Arlington, Texas.

•                  Ticket Service Nederland, a Ticketmaster operating business, and the Netherlands’ Paradiso Corporation and Melkweg Corporation signed a multi-year extension for all events taking place in their renowned music venues.

Results of Operations

	Three Months Ended June 30,
	2009	2008	% Change
	(Dollars in thousands)
Revenue:
Ticketing (1)	$311,917	$382,369	(18)%
Artist Services (1)	43,139	—	NM
Total Revenue	$355,056	$382,369	(7)%
Adjusted EBITDA:
Ticketing (1)	$63,965	$84,565	(24)%
Artist Services (1)	13,673	—	NM
Corporate and Unallocated Expenses	(21,349)	(14,397)	48%
Total Adjusted EBITDA	$56,289	$70,168	(20)%

(1)           After the October 29, 2008 acquisition of a controlling interest in Front Line, based upon changes in the internal management structure and how the chief operating decision maker views the business, the Company began reporting two segments: Ticketing and Artist Services. Prior to the acquisition date, the Company’s non-controlling investment in Front Line was accounted for using the equity method of accounting.

Significant Items Affecting EPS

Net income attributable to Ticketmaster Entertainment, Inc. for the three months ended June 30, 2009 was impacted by a discrete item. The Company incurred $4.8 million, net of tax, of legal and professional fees in connection with the pending Merger with Live Nation for the three months ended June 30, 2009.  This discrete item negatively impacted diluted earnings per share by approximately $0.08 for the three months ended June 30, 2009.

Quarterly Results

Primary Ticketing Volume Trends by Category

	Three Months Ended June 30, 2009
	Global Tickets	Ticket Mix %
	% Change to PY	% Total Tickets
Concerts	(18)%	53%
Sports	(4)%	19%
Arts & Theatre	5%	17%
Family	(13)%	7%
Other (1)	(2)%	4%
Total	(11)%	100%

(1) Other category includes: tickets for comedy shows; parking; audio and facility tours; donations; lectures; and seminars.

Second Quarter Results

Ticketing:

Revenue

The Company posted second quarter revenue of $311.9 million, down 18% from the prior-year quarter, due to an 11% decrease in the number of tickets sold and a 7% decrease in average revenue per ticket. Excluding the effect of changes in foreign currency exchange rates, revenues were $330.4 million, down 14% over the prior-year period. Ticketing volumes were lower across all major categories except Arts and Theatre, with the largest impact in the Concerts category due primarily to the expiration on December 31, 2008 of the principal ticketing agreement with Live Nation.

Domestic revenues were $220.8 million, down 16% compared to the prior-year quarter, as a result of an 11% decrease in the number of tickets sold and a 4% decrease in average revenue per ticket compared to the prior-year quarter. The Concerts category had the largest volume decline due to the expiration of the principal ticketing agreement with Live Nation and fewer events versus the prior-year quarter. Excluding the impact of Live Nation, domestic revenues grew 1% versus the prior-year quarter, primarily driven by sales of new musicals. Strength in the Arts & Theatre category was offset by a decline in the Family category due to lower sales in children’s theater and circus events. Sports volumes were flat versus the prior-year quarter as softness in baseball was offset by increased sales of other professional sports categories and wrestling.

International revenues were $91.1 million, down 25% compared to the prior-year quarter. An 11% decrease in the number of tickets sold and a 13% decrease in average revenue per ticket were due largely to the cancellation of fifty Michael Jackson shows scheduled in the United Kingdom as well as continued volatility of foreign exchange rates. Excluding the effect of changes in foreign exchange rates, international revenues were $109.6 million, down 9% over the prior-year quarter. Declines in the United Kingdom, Canada, the Netherlands and China were partially offset by improved performance in Spain. Excluding the Michael Jackson concert cancellations, and the impact of changes in foreign exchange rates, international revenues were $116.1 million, a 4% decrease from the prior-year quarter, driven primarily by a decline in the Family category.

Adjusted EBITDA

Adjusted EBITDA was $64.0 million, down 24% from the prior-year quarter. Excluding the effect of changes in foreign exchange rates, Adjusted EBITDA was $67.4 million, down 20%, due primarily to a 3.9 million ticket volume shortfall attributable to the expiration of the principal ticketing agreement with Live Nation. The decline in ticketing volume accounted for approximately $10 million of lower profitability. Excluding the impact of Live Nation and changes in foreign exchange rates, Adjusted EBITDA declined 7% versus the same prior-year period.

Artist Services:

On October 29, 2008, the Company acquired additional equity interests in Front Line, giving Ticketmaster Entertainment a controlling interest in Front Line. The Company has consolidated the results of Front Line since the acquisition date and has entered into the artist services business by virtue of the acquisition. Prior to the acquisition date, Ticketmaster Entertainment accounted for its investment in Front Line under the equity method of accounting.  The artist services business focuses on artist management, merchandising, VIP ticketing and related artist marketing services activities.

Revenue

Front Line’s second quarter revenue of $43.1 million was up 19% from Front Line’s unconsolidated stand-alone revenue of $36.2 million in the prior-year quarter due to the performance of its non-artist management services.

Adjusted EBITDA

Front Line contributed $13.7 million to Adjusted EBITDA in the second quarter of 2009 compared to the unconsolidated stand-alone Adjusted EBITDA of $13.9 million in the prior-year quarter. Adjusted EBITDA remained flat from the prior-year quarter due primarily to revenue growth in lower margin non-artist management services compared to the prior-year quarter.

Corporate and Unallocated Expenses

Corporate and Unallocated Expenses primarily include compensation and other employee costs (including stock-based compensation), outside services, and professional and legal fees. Corporate and Unallocated Expenses increased $7.0 million, or 48%, over the prior-year quarter due to legal and professional fees associated with the pending Merger with Live Nation and professional services related to operating as a publicly traded company.

Amortization of Intangibles and Depreciation Expense

Intangible amortization for three months ended June 30, 2009 increased $9.3 million from 2008 primarily due to the acceleration of amortization expense of $5.1 million related to certain international ticketing agreement intangible assets and incremental amortization expense from the impact of acquisitions not included in the prior-year period. Depreciation for the three months ended June 30, 2009 increased $2.3 million from the prior-year quarter primarily due to the incremental depreciation associated with the impact of acquisitions not included in the prior-year period.

Interest Income

Interest income for the three months ended June 30, 2009 decreased $2.7 million from 2008 primarily due to the extinguishment of intercompany receivables from IAC upon the consummation of the spin-off and lower average interest rates.

Interest Expense

Interest expense for the three months ended June 30, 2009 increased $6.5 million from the prior-year period. The increase was primarily due to interest expense and amortization of debt issuance costs of $15.0 million for the three months ended June 30, 2009 related to our Senior Notes and our senior secured credit facilities, partially offset by an $8.3 million cumulative interest charge from IAC in the second quarter of 2008.

Income Taxes

For the three months ended June 30, 2009 and 2008, the Company recorded tax provisions of $1.5 million and $10.9 million, respectively, which represent an effective tax rate of 33% for both periods. The 2009 tax rate is lower than the federal statutory rate of 35% due principally to foreign income taxed at lower rates including the effects of our international restructuring completed in January 2009, foreign tax credits related to foreign dividends, deductible payments made in connection with a Front Line dividend, and net adjustments related to the reconciliation of provision accruals to tax returns, partially offset by losses in foreign jurisdictions for which no tax benefit can be recognized. The tax rate is lower for the three months ended June 30, 2008 than the federal statutory rate of 35% due principally to foreign income taxed at lower rates and foreign tax credits related to foreign dividends, partially offset by losses in foreign jurisdictions for which no tax benefit can be recognized and state and local income taxes.

Balance Sheet and Free Cash Flow

The June 30, 2009 balance sheet reflects $616.1 million of cash and cash equivalents, including $373.5 million in funds collected on behalf of our clients. As of June 30, 2009, total long term debt was $865.0 million, consisting of $300.0 million of 10.75% Senior Notes due in 2016, a $100.0 million Term Loan A with a maturity in 2013 and a $350.0 million Term Loan B with a maturity in 2014. Ticketmaster Entertainment also maintains a $200.0 million secured revolving credit facility with a maturity in 2013, of which $115.0 million was drawn down as of June 30, 2009. As of June 30, 2009, the Company was in compliance with all maintenance-based financial covenants.

Free Cash Flow in the second quarter of 2009 was $41.5 million, compared to $5.6 million of Free Cash Flow in the second quarter of 2008. The increase in Free Cash Flow was driven by favorable changes in working capital, which included the timing of settlements for accrued liabilities, accounts payable and accounts receivable and lower income tax payments. These increases in Free Cash Flow were partially offset by increased debt interest payments in 2009 which were not made in 2008, and a decline in operating results.

Ticketmaster Entertainment’s management will host a conference call today at 1:30 PT (4:30 ET) to discuss the Company’s financial results. A live webcast of the call will be accessible on the Investor Relations section of Ticketmaster Entertainment’s website at http://investors.ticketmaster.com

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters.  In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates”, “estimates”, “expects”, “intends”, “plans”, “believes” and similar expressions.  As such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including those risks and uncertainties related to the Company’s pending merger with Live Nation; the Company’s ability to operate effectively as a public company following its recent spin-off from IAC; changes in economic conditions generally or in the live entertainment industry; the ability of the Company to retain existing clients and obtain new clients; Ticketmaster’s ability to maintain Ticketmaster’s brand recognition and attract and retain customers in a cost-effective manner; integration of historical and future acquisitions, including the Front Line acquisition; the Company’s ability to expand successfully in international markets; changing customer requirements and industry standards; regulatory changes; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time.  The Company assumes no obligation to update these forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

# # #

Contacts:

Media

Hannah Kampf

+1-310-360-2602

Hannah.Kampf@Ticketmaster.com

Investor Relations

Christina Um

+1-310-360-2354

IR@Ticketmaster.com

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenue	$354,427	$378,945	$727,242	$723,762
Interest on funds held for clients	629	3,424	1,630	7,588
Total revenue	355,056	382,369	728,872	731,350
Cost of sales (exclusive of depreciation shown separately below)	220,807	248,549	453,367	469,571
Gross profit	134,249	133,820	275,505	261,779
Selling and marketing expense	19,590	24,636	43,885	44,029
General and administrative expense	64,701	45,644	128,904	87,497
Amortization of intangibles	20,857	11,535	35,915	20,403
Depreciation	14,079	11,828	26,479	22,883
Operating income	15,022	40,177	40,322	86,967
Other expense, net:
Interest income	727	3,463	1,368	6,753
Interest expense	(15,419)	(8,901)	(33,575)	(9,636)
Equity in income of unconsolidated affiliates	545	(1,468)	1,888	(802)
Other income (expense)	3,730	(287)	3,539	657
Total other expense, net	(10,417)	(7,193)	(26,780)	(3,028)
Earnings before income taxes and noncontrolling interests	4,605	32,984	13,542	83,939
Income tax provision	(1,520)	(10,854)	(5,721)	(29,675)
Net income	3,085	22,130	7,821	54,264
Plus: Loss attributable to noncontrolling interests, net	3,792	882	6,305	1,455
Net income attributable to Ticketmaster Entertainment, Inc.	$6,877	$23,012	$14,126	$55,719
Net earnings per share available to common stockholders:
Basic	$0.12	$0.41	$0.25	$0.99
Diluted	$0.12	$0.41	$0.24	$0.99
Weighted average number of shares of common and common equivalent stock outstanding:
Basic	57,339	56,171	57,330	56,171
Diluted	59,464	56,171	59,341	56,171

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$616,072	$464,618
Marketable securities	—	1,495
Accounts receivable, client accounts	75,070	70,121
Accounts receivable, trade, net of allowance of $6,061 and $3,662, respectively	45,839	46,459
Deferred income taxes	14,167	14,038
Contract advances	49,471	44,927
Prepaid expenses and other current assets	39,991	37,758
Total current assets	840,610	679,416
Property and equipment, net	110,414	111,291
Goodwill	469,053	455,751
Intangible assets, net	318,295	330,061
Long-term investments	16,652	17,487
Other non-current assets	111,621	112,561
TOTAL ASSETS	$1,866,645	$1,706,567
LIABILITIES, TEMPORARY EQUITY AND EQUITY
LIABILITIES:
Accounts payable, client accounts	$448,581	$324,164
Accounts payable, trade	31,640	29,251
Accrued compensation and benefits	42,473	39,683
Deferred revenue	33,960	33,244
Income taxes payable	6,978	7,522
Other accrued expenses and current liabilities	87,385	82,435
Total current liabilities	651,017	516,299
Long term debt	865,000	865,000
Income taxes payable	4,316	1,680
Other long-term liabilities	16,851	10,286
Deferred income taxes	56,653	67,300

Commitments and contingencies

TEMPORARY EQUITY:
Series A convertible redeemable preferred stock, $0.01 par value, 25,000 shares authorized, 1,750 non-vested shares issued and outstanding at June 30, 2009 and December 31, 2008	13,009	9,888
Redeemable noncontrolling interests	765	1,293
EQUITY:
Ticketmaster Entertainment, Inc. stockholders’ equity:
Common stock, $0.01 par value, 300,000 shares authorized; 57,357 shares issued and outstanding at June 30, 2009 and 57,213 shares issued and outstanding at December 31, 2008	574	572
Additional paid-in capital	1,242,679	1,236,130
Accumulated deficit	(1,044,632)	(1,058,758)
Accumulated other comprehensive income (loss)	327	(11,374)
Total Ticketmaster Entertainment, Inc. stockholders’ equity	198,948	166,570
Noncontrolling interests	60,086	68,251
Total equity	259,034	234,821
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$1,866,645	$1,706,567

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$7,821	$54,264
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	35,915	20,403
Depreciation	26,479	22,883
Amortization of debt issuance costs	2,229	—
Provision for doubtful accounts	1,970	3,882
Stock-based compensation expense	12,602	11,393
Deferred income taxes	(10,807)	(2,703)
Equity in income of unconsolidated affiliates, net of dividends	2,069	4,290
Excess tax benefits from stock-based awards	—	(53)
Changes in current assets and liabilities, excluding acquisition effects:
Accounts receivable	(165)	(5,282)
Prepaid expenses and other current assets	(3,963)	(12,020)
Accounts payable and other current liabilities	2,883	(31,242)
Income taxes payable	2,277	(5,389)
Deferred revenue	287	5,652
Funds collected on behalf of clients, net	104,174	42,530
Other, net	(78)	106
Net cash provided by operating activities	183,693	108,714
Cash flows from investing activities:
Transfers to IAC	—	(141,914)
Cash paid for acquisitions, net of cash acquired	(24,636)	(393,545)
Purchases of property and equipment	(23,804)	(23,240)
Purchase of marketable securities	—	(4,176)
Proceeds from sales and maturities of marketable securities	1,497	—
Cash paid for long-term investments	(134)	(257)
Net cash used in investing activities	(47,077)	(563,132)
Cash flows from financing activities:
Capital contributions from IAC	—	393,545
Principal payments on long-term obligations	(1,140)	(929)
Distributions to noncontrolling interests	(5,725)	—
Excess tax benefits from equity awards	—	53
Other, net	(355)	—
Net cash (used in) provided by financing activities	(7,220)	392,669
Effect of exchange rate changes on cash and cash equivalents	22,058	14,127
Net increase (decrease) in cash and cash equivalents	151,454	(47,622)
Cash and cash equivalents at beginning of period	464,618	568,417
Cash and cash equivalents at end of period	$616,072	$520,795

RECONCILIATION OF SUPPLEMENTAL MEASURE TO GAAP MEASURES

The following table reconciles Adjusted EBITDA to Net income attributable to Ticketmaster Entertainment, Inc. (in thousands):

	Three Months Ended June 30,
	2009	2008
Adjusted EBITDA	$56,289	$70,168
Non-cash compensation expense	(6,331)	(6,628)
Amortization of intangibles	(20,857)	(11,535)
Depreciation expense	(14,079)	(11,828)
Operating income	15,022	40,177
Other expense, net	(10,417)	(7,193)
Earnings before income taxes and noncontrolling interests	4,605	32,984
Income tax provision	(1,520)	(10,854)
Net income	3,085	22,130
Plus: Loss attributable to noncontrolling interests, net	3,792	882
Net income attributable to Ticketmaster Entertainment, Inc.	$6,877	$23,012

Non-cash compensation expense in the table above is included in the following line items in the accompanying consolidated statements of operations for the three months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,
	2009	2008
Non-cash compensation expense included in:
Cost of sales	$108	$303
Selling and marketing expense	117	330
General and administrative expense	6,106	5,995
Non-cash compensation expense	$6,331	$6,628

The following table reconciles Free Cash Flow to net cash provided by operating activities (in thousands):

	Three Months Ended June 30,
	2009	2008
Free Cash Flow	$41,486	$5,554
Funds collected on behalf of clients, net	(43,821)	23,572
Capital expenditures	12,891	13,753
Net cash provided by operating activities	$10,556	$42,879

The following table reconciles Adjusted net income attributable to Ticketmaster Entertainment, Inc. to Net income attributable to Ticketmaster Entertainment, Inc. and presents Adjusted earnings per share (in thousands except for per share amounts):

	Three Months Ended June 30,
	2009	2008
Net income attributable to Ticketmaster Entertainment, Inc.	$6,877	$23,012
Professional and legal fees in connection with Live Nation merger, net of tax	4,800	—
Adjusted net income attributable to Ticketmaster Entertainment, Inc.	$11,677	$23,012

Adjusted earnings per share	$0.20	$0.41

Diluted weighted average shares outstanding	59,464	56,171

TICKETMASTER ENTERTAINMENT’S PRINCIPLES OF FINANCIAL REPORTING

Ticketmaster Entertainment reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles (“GAAP”). This measure is one of the primary metrics by which Ticketmaster Entertainment evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster Entertainment believes that investors should have access to the same set of tools that it uses in analyzing its results. This supplemental measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster Entertainment provides and encourages investors to examine the reconciling adjustments between the GAAP measure and supplemental measure which are discussed below.

Definitions of Ticketmaster Entertainment’s Supplemental Measures

Adjusted Earnings before Interest, Income Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as operating income excluding, if applicable: (1) depreciation expense (2) non-cash compensation expense (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, fair value adjustments to contingent consideration and compensation expense associated with significant acquisitions or the Merger with Live Nation, and (6) one-time items. Ticketmaster Entertainment believes this measure is useful to investors because it represents the operating results from Ticketmaster Entertainment businesses excluding the effects of any other non-cash expenses. The Adjusted EBITDA metric was named Adjusted Operating Income in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Ticketmaster Entertainment’s statement of operations of certain expenses, including acquisition-related accounting. Ticketmaster Entertainment endeavors to compensate for the limitations of the supplemental  measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the supplemental measure.

Free Cash Flow is defined as net cash provided by operating activities less funds collected on behalf of clients, net, and less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are nonoperational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Adjusted net income attributable to Ticketmaster Entertainment, Inc. and Adjusted earnings per share represent Net income attributable to Ticketmaster Entertainment, Inc. and diluted earnings per share, excluding the impact of discrete items impacting the comparability of quarterly financial results.

Pro Forma Results

Ticketmaster Entertainment will only present revenue or Adjusted EBITDA on a pro forma basis if a particular transaction is significant within the meaning of Rule 11-01 of Regulation S-X or if it views a transaction as so significant in nature that disclosure of pro forma financial information would be material to investors.  For the periods presented in this report, there are no transactions that Ticketmaster Entertainment has included on a pro forma basis.

One-Time Items

Adjusted EBITDA is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Ticketmaster Entertainment’s Supplemental Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster Entertainment will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster Entertainment’s discretion, on a net basis, with Ticketmaster Entertainment remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster Entertainment will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster Entertainment believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.